Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(A DELAWARE CORPORATION)

INTO

WIRELESS FACILITIES, INC.
(A DELAWARE CORPORATION)

It is hereby certified that:

1.             Wireless Facilities, Inc. (hereinafter sometimes. referred to as the “Corporation”) is a business corporation of the State of Delaware.

2.             The Corporation is the owner of all of the outstanding shares of the common stock of Kratos Defense & Security Solutions, Inc. which is also a business corporation of the State of Delaware.

3.             On September 5, 2007, the Board of Directors of the Corporation adopted the following resolutions to merge Kratos Defense & Security Solutions, Inc. into the Corporation:

NOW THEREFORE, BE IT RESOLVED, that Kratos Defense & Security Solutions, Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Kratos Defense & Security Solutions, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Kratos Defense & Security Solutions, Inc. in its name;

RESOLVED FURTHER, that this Corporation shall assume all of the obligations of Kratos Defense & Security Solutions, Inc.;

RESOLVED FURTHER, that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction;

RESOLVED FURTHER, that this Corporation shall change its corporate name to Kratos Defense & Security Solutions, Inc.;

RESOLVED FURTHER, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be September 12, 2007.

********

Executed on September 7th, 2007

WIRELESS FACILITIES, INC.

By:	/s/ James R. Edwards
James R. Edwards, Senior Vice President, General Counsel and Secretary